Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CONSTELLATION ENERGY CORPORATION

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended (the “Business Corporation Law”), the corporation hereby desires to amend and restate its articles of incorporation in their entirety as follows:

ARTICLE I.

The name of the corporation is Constellation Energy Corporation (the “Corporation”). The Corporation was incorporated under the provisions of the Business Corporation Law on June 15, 2021.

ARTICLE II.

The name of the commercial registered office provider and the county of venue of the Corporation’s current registered office is Corporate Creations Network Inc., Erie County, Pennsylvania.

ARTICLE III.

PURPOSES

The purpose or purposes for which the Corporation is incorporated are to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the Business Corporation Law.

ARTICLE IV.

CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 1,100,000,000 shares, divided into 1,000,000,000 shares of Common Stock, without par value (hereinafter called the “Common Stock”), and 100,000,000 shares of Preferred Stock, without par value (hereinafter called the “Preferred Stock”). The board of directors shall have the full authority permitted by law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the Preferred Stock that may be desired to the extent not determined by the articles.

Except as otherwise specifically provided in any resolutions adopted by the board of directors, shares of Common Stock and shares of any and all classes or series of any class of Preferred Stock shall be in the form of uncertificated shares.

The following is a statement of the voting rights, designations, preferences, limitations and special rights granted to or imposed upon the Common Stock and the Preferred Stock:

PART 1 - PREFERRED STOCK

Section 411. Vote Required to Increase Class or Series. Except as otherwise provided in the express terms of any series of Preferred Stock, the number of authorized shares of the Preferred Stock or of any series thereof may be increased without a class or series vote or consent of the holders of the outstanding shares of the class or series affected.

PART 2 - COMMON STOCK

Section 421. Voting Rights. Except as otherwise provided in the Business Corporation Law and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock. At all meetings of the shareholders of the Corporation the holders of Common Stock shall be entitled to one vote for each share of Common Stock held by them, respectively.

Section 422. Dividend and Other Distribution Rights. Whenever full dividends or other distributions on all series of Preferred Stock at the time outstanding having preferential dividend or other distribution rights shall have been paid or declared and set apart for payment or otherwise made, then such dividends (payable in cash or otherwise) or other distributions, as may be determined by the board of directors may be declared and paid or otherwise made on the Common Stock, but only out of funds legally available for the payment of such dividends or other distributions.

Section 423. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation available for distribution to shareholders, after paying or providing for the payment to the holders of shares of all series of Preferred Stock of the full distributive amounts to which they are respectively entitled pursuant to the terms of such Preferred Stock, shall be divided among and paid to the holders of Common Stock according to their respective shares.

PART 3 - GENERAL

Section 431. Preemptive Rights. Except as otherwise provided in the express terms of any class or series of shares, or in any contract, warrant or other instrument issued by the Corporation, no holder of shares of the Corporation shall be entitled, as such, as a matter of right to subscribe for or purchase any part of any issue of shares or other securities of the Corporation, of any class, series or kind whatsoever, and whether issued for cash, property, services, by way of dividends or otherwise.

Section 432. Action without Meeting. Except as otherwise provided in the express terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders of the Corporation and may not be effected by written consent in lieu of a meeting.

Section 433. Special Meeting of Shareholders; Annual Meetings. Except as otherwise provided by law or in the express terms of any class or series of shares, or in any contract, warrant or other instrument issued by the Corporation, no holder of shares of the Corporation shall be entitled, as such, as a matter of right to call a special meeting of the shareholders. A meeting of the shareholders of the Corporation for the election of directors shall be held in each calendar year, commencing with the year 2023, at such time as shall be provided in or fixed pursuant to authority granted by the bylaws.

Section 434. Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the bylaws.

Section 435. Amendments to Terms of Preferred Stock. If and to the extent provided in the express terms of any series of Preferred Stock, the board of directors may, without the approval of the holders of the outstanding shares of such series or of the holders of any other shares of the Corporation (unless otherwise provided in the express terms of any such other shares), amend these articles of incorporation so as to change any of the terms of such series.

ARTICLE V.

MANAGEMENT

The following provisions shall govern the management of the business and affairs of the Corporation and the rights, powers or duties of its security holders, directors, or officers:

Section 501. Effective Date of Article and Amendments Thereto. This article and any subsequent amendments thereto that require governmental approval, if any, shall take effect upon receipt of such governmental approval.

Section 502. Election of Directors. Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock, the board of directors shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Directors designated as Class I directors shall initially serve until the first annual meeting of shareholders following the time at which the initial classification of the board of directors becomes effective, expected to be held in 2023, and each director nominee elected to succeed any such Class I director as a Class I director shall hold office for a three-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Directors designated as Class II directors shall initially serve until the second annual meeting of shareholders following the time at which the initial classification of the board of directors becomes effective, expected to be held in 2024, and each director nominee elected to succeed any such Class II director as a Class II director shall hold office for a two-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Directors designated as Class III directors shall initially serve until the third annual meeting of shareholders following the time at which the initial classification of the board of directors becomes effective, expected to be held in 2025, and each director nominee elected to succeed any such Class III director as a Class III director shall hold office for a one-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Commencing with the fourth annual meeting of shareholders following the time at which the initial classification of the board of directors becomes effective, expected to be held in 2026, directors of each class the term of which shall then or thereafter expire shall be elected to hold office for a one-year term and until their respective successors are duly elected and qualified or until their respective earlier death, resignation or removal. Prior to the fourth annual meeting of shareholders following the time at which the initial classification of the board of directors becomes effective, in case of any increase or decrease, from time to time, in the number of directors (other than directors elected by the holders of any series of Preferred Stock), the number of directors in each class shall be apportioned among the classes as nearly equal as possible. The board of directors is authorized to assign members of the board of directors already in office to Class I, Class II or Class III, with such assignment becoming effective as of the time at which the initial classification of the board of directors becomes effective.

Section 503. Number of Directors. The number of directors of the Corporation constituting the whole board shall not be less than five nor more than 15. Within such limit, the number of directors constituting the whole board shall be fixed solely by resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies on the board of directors, except as otherwise provided in the express terms of any class or series of Preferred Stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such Preferred Stock.

Section 504. Vacancies. Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock, a vacancy occurring on the board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by shareholders to elect the full authorized number of directors, may only be filled by a majority of the remaining directors or by the sole remaining director in office. In the event of the death, resignation or removal of a director during such director’s elected term of office, such director’s successor shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified or earlier death, resignation or removal.

Section 505. Removal of Directors. Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock, any director may be removed from office by the shareholders only with cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction or deemed liable by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s duties to the Corporation.

Section 506. Straight Voting for Directors. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

Section 507. Liability of Directors.

(a)     A director shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature, including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action before, on or after the date of these articles of incorporation, unless: (i) the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Business Corporation Law and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(b)     The provisions of paragraph (a) shall not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

(c)     If the Business Corporation Law is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Section 507, this Section 507 shall be construed to provide for such greater protection. No amendment or repeal limiting the protections for directors of this Section 507 shall have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act on the part of such director occurring prior to the effective date of such amendment or repeal.

Section 508. Conduct of Officers. In lieu of the standards of conduct otherwise provided by law, officers of the Corporation shall be subject to the same standards of conduct, including standards of care and loyalty and rights of justifiable reliance, as shall at the time be applicable to directors of the Corporation. If the Business Corporation Law is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its officers than the express terms of this Section 508, this Section 508 shall be construed to provide for such greater protection. No amendment or repeal limiting the protections for officers of this Section 508 shall have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any act on the part of such officer occurring prior to the effective date of such amendment or repeal.

Section 509. Bylaws. Except as otherwise provided in the express terms of any series of the shares of the Corporation, the bylaws and, except as otherwise stated in this Section 509, bylaws made by the board of directors or shareholders may be amended or repealed by the board of directors. The shareholders or the board of directors may adopt new bylaws except that the board of directors may not adopt, amend or repeal bylaws that the Business Corporation Law specifies may be adopted only by shareholders, and the board of directors may not amend or repeal any bylaw adopted by the shareholders that provides that it shall not be amended or repealed by the board of directors. Notwithstanding the foregoing, except as otherwise provided in the express terms of any series of the shares of the Corporation, any adoption of new bylaws, or amendment or repeal of the bylaws, by the shareholders shall require the affirmative vote of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI.

MISCELLANEOUS

Section 601. Forum for Certain Actions.

(a)       Forum. Unless a majority of the board of directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), a state court located within the Commonwealth of Pennsylvania (or, if no state court located within the Commonwealth of Pennsylvania has jurisdiction, a federal district court located in the Commonwealth of Pennsylvania), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or employees arising pursuant to any provision of the Business Corporation Law or as to which the Business Corporation Law confers jurisdiction on the Pennsylvania Courts of Common Pleas, these articles of incorporation or the bylaws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any of its directors, officers or employees governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the board of directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b)    Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 601(a) is filed in a court other than a court located within the Commonwealth of Pennsylvania (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the Commonwealth of Pennsylvania in connection with any action brought in any such court to enforce Section 601(a) (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

(c)    Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 601.

Section 602. Headings. The headings of the various sections of these articles of incorporation are for convenience of reference only and shall not affect the interpretation of any of the provisions of these articles.

Section 603. Enforceability. If any provision of these articles of incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of these articles of incorporation and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 604. Reserved Power of Amendment. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision of these articles of incorporation, except for amendments on matters specified in the Business Corporation Law that do not require shareholder approval. All rights conferred upon shareholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer of the Corporation on this 31st day of January, 2022.

/s/ Brian J. Buck
By: Brian J. Buck
Its: Assistant Secretary